                                                                    Exhibit 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE:                                                      NEWS
----------------------
February 22, 2001                                                    Nasdaq-ACTT


                        ACT TELECONFERENCING ANNOUNCES
               FOURTH QUARTER AND YEAR-END EARNINGS AND REVENUE

     Fourth quarter and year-end operating income increases 139% and 157%, Fourth quarter and year-end earnings per basic share of 10 cents and 23 cents, respectively

DENVER -- ACT Teleconferencing, Inc. (Nasdaq-ACTT), a full-service global provider of audio, video, data and Internet conferencing products and services, today announced financial results for the fourth quarter and year ended December 31, 2000.

For the year, total revenue grew 33% to $37.7 million compared to revenue of $28.3 million a year ago. Fourth quarter revenue increased 39% to $10.9 million versus revenue of $7.8 million in the same period last year.

Net income for the year grew 1614% to $1.4 million or 23 cents per basic share (21 cents per fully diluted share), compared to net income of $81,425 or 1 cent per basic and fully diluted share for the same period last year. Net income for the fourth quarter increased 170% to $613,657 or 10 cents per basic share (9 cents per fully diluted share), compared to net income of $226,921 or 4 cents per basic and fully diluted share for the same quarter last year.

Gross margin for the year increased to 51.2% compared to 47.7% in the prior year. For the fourth quarter, gross margin increased to 52.8% compared to 49.1% for the same period last year. Operating income for the year increased 157% to $4 million, as a result of improving volume, increased efficiencies and economies of scale. Operating income for the fourth quarter increased by 139% to $1,010,474. Growth in selling, general and administration expenses was limited to 38% and 28% for the fourth quarter and year, respectively. EBITDA for the year was $5,507,268 or 15% of revenue compared to $1,970,724 or 7% of revenue for the same period last year, reflecting growth of 180%.

Commenting on the year's profitability, ACT Chairman Gerald D. Van Eeckhout said, "We continued to see satisfactory volume growth from our contracts with large telecommunications companies, as well as accelerated savings arising from our recent U.K. acquisition. In addition, the shift to automated conferencing technologies has increased our efficiencies tremendously, and we are seeing impressive productivity growth."


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

Regarding the outlook for 2001, Van Eeckhout said the Company is targeting organic revenue growth in the 40% to 50% range. "If all goes well and we achieve our revenue and productivity objectives, we expect earnings growth for 2001 in the 100% range." Van Eeckhout emphasized that the positive outlook for 2001 depends upon continued growth in customer usage, successful market penetration and a stable mix of price and cost efficiencies.

ACT has scheduled a conference call for 4:15 p.m. Eastern Time, Thursday, Feb. 22nd, to further discuss fourth quarter and year-end earnings, and other new developments. The call-in numbers are +1-303-262-2211 (Denver and International) or 800-218-4007 (U.S. and Canada). For streamed audio, the URL is http://www.acttel.com/webcastlogin/, and the conference identification is
   -----------------------------------
826075. To hear a replay of the conference, the call-in numbers are +1-303-590-3000 (Denver and International) or 800-405-2236 (U.S. and Canada), and the passcode is 826075.

Consolidated Statements                    Fourth Quarter Ended                     Year Ended
of Operations                                 December  31,                         December 31,
                                         2000               1999               2000              1999
                                         ----               ----               ----              ----
Net revenues                         $ 10,876,784       $  7,835,937       $ 37,699,785      $ 28,328,791
Cost of services                        5,136,189          3,987,149         18,388,073        14,797,606
                                     ------------       ------------       ------------      ------------
Gross profit                            5,740,595          3,848,788         19,311,712        13,531,185
Selling, general and
 administration expense                 4,730,121          3,425,926         15,355,804        11,991,914
                                     ------------       ------------       ------------      ------------
Operating income                        1,010,474            422,862          3,955,908         1,539,271
Interest, net                            (408,778)          (155,658)        (1,071,743)         (848,013)
                                     ------------       ------------       ------------      ------------
Income before income taxes
 and minority interest                    601,696            267,204          2,884,165           691,258
Provision (benefit) for
 income taxes                             (12,544)            62,959            780,250           414,866
Minority interest in
 earnings of consolidated
 subsidiary                                   583            (22,676)           708,506           194,967
                                     ------------       ------------       ------------      ------------
Net income                           $    613,657       $    226,921       $  1,395,409      $     81,425
Dividends                                 (40,000)           (40,000)          (160,000)          (44,407)
                                     ------------       ------------       ------------      ------------
Net income available to
 common shareholders                      573,657            186,921          1,235,409            37,018
Net income per share -
 basic                                       0.10               0.04               0.23              0.01
Net income per share -
 fully diluted                       $       0.09       $       0.04       $       0.21      $       0.01
Weighted avg number of
 shares outstanding - basic             5,664,885          4,655,501          5,312,200         4,393,963
Weighted avg number of shares
 outstanding - fully diluted            6,352,769          5,065,288          6,023,930         4,655,501


Consolidated Balance Sheet                                            December 31,         December 31,
                                                                         2000                  1999
                                                                         ----                  ----
Cash, cash equivalents and short term investments                 $      3,025,056       $      1,532,551
Accounts receivable and other current assets                             9,157,020              7,435,185
Total equipment - net                                                   15,632,190             11,275,247
Goodwill and other non-current assets                                    3,581,286              1,855,360
                                                                  ----------------       ----------------
Total assets                                                      $     31,395,552       $     22,098,343
                                                                  ================       ================

Accounts payable and other current liabilities                    $     10,424,819       $      7,546,400
Long term debt                                                           4,754,435              5,002,409
Deferred income taxes                                                      306,441                320,112
Minority interest                                                        1,877,281                967,559
Preferred stock                                                          1,752,689              1,693,006
Shareholders' equity                                                    12,279,887              6,568,857
                                                                  ----------------       ----------------
Total liabilities and shareholders' equity                        $     31,395,552       $     22,098,343
                                                                  ================       ================


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

Established in 1990, ACT Teleconferencing, Inc. is an independent provider of audio, video, data and Internet conferencing products and services to corporations, educational organizations and governmental entities worldwide. The Company's operations have grown from the original single location in Denver to 11 service delivery centers and 12 sales offices in 9 countries. ACT's headquarters are located in Denver with sales and service delivery centers in Dallas, Denver, Toronto, Ottawa, London, Paris, Brussels, Amsterdam, Frankfurt, Hong Kong, Sydney and Adelaide. The Company's Internet address is www.acttel.com.
--------------

Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see ACT's filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of ACT.

                                     # # #
                                   CONTACTS:


ACT Teleconferencing, Inc.                       Pfeiffer Public Relations, Inc.
Gavin Thomson, Chief Financial Officer               KC Ingraham or Jay Pfeiffer
Ph: 303/235-9000                                                Ph: 303/393-7044
E-mail: gthomson@corp.acttel.com                       E-mail: kc@pfeifferpr.com
        ------------------------                               -----------------



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